Exhibit 4.7

ENGLISH SUMMARY OF THE COOPERATION AGREEMENT
(ORIGINAL LANGUAGE – HEBREW)

BY AND BETWEEN

POINTER (EDEN TELECOM GROUP) LTD.

AND

NEXUS TELOCATION SYSTEMS LTD.

Dated February 25, 2004
(the “Agreement”)

Description: Period of Exclusivity: Supply of End Units: Term:	Cooperation Agreement pursuant to which Pointer
(Eden Telecom Group) Ltd. ("Pointer") shall
purchase end units for its stolen vehicle
retrieval system exclusively from Nexus
Telocation Systems Ltd. ("Nexus"), and Nexus
shall supply these end units exclusively to
Pointer, in Israel.

Until December 31, 2007.

Nexus shall supply Pointer end units in
accordance with quarterly purchase orders.

Under the Agreement, Pointer shall purchase in
2004 end-units in the aggregate amount of
approximately $2.3 million and from 2005 through
2007, end-units in the minimum aggregate amount
of $4.2 million.

The Agreement shall expire December 31, 2007 at
which point, the terms of the agreement by and
between Pointer and Nexus dated August 25, 1998
(as amended on June 6, 1999) shall apply.